Exhibit 23

Independent Auditors’ Consent

The Board of Directors
Cerner Corporation:

We consent to incorporation by reference in the Registration Statement No. 333-70170 on Form S-8 of Cerner Corporation of our report, dated March 5, 2004, relating to the statements of net assets available for participants of the Cerner Corporation Associate Stock Purchase Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for participants for the years then ended.

Kansas City, Missouri
March 30, 2004